EXECUTION

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

USCF ETF TRUST,

on behalf of itself and each Series

And

USCF CAYMAN COMMODITY 2

BNY MELLON AND CUSTOMER CONFIDENTIAL

i

ii

CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY Mellon”), and USCF ETF Trust, a Delaware statutory trust, on behalf of itself, its Series and any Subsidiary, as defined below, (“Customer”). BNY Mellon and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Customer is an open-end management investment company that has registered as an investment company under the 1940 Act (as defined below);

WHEREAS, Customer may own or operate through one or more wholly owned subsidiaries of the Customer identified to BNY Mellon by the Customer (each, a “Subsidiary”) and, subject to the terms of this Agreement, BNY Mellon agrees to perform such tasks and provide such services with respect to such entity as may be necessary in providing any services or fulfilling such responsibilities set forth in this Agreement;

WHEREAS, Customer wishes to appoint BNY Mellon as the custodian of certain of its assets for the Customer and each Series (as defined below) and each Subsidiary hereafter identified to BNY Mellon on Appendix I, and BNY Mellon is willing to provide such services on the terms and conditions set forth herein; and

WHEREAS, the Customer desires that the Customer’s Securities (as defined below) and Cash (as defined below) be held by BNY Mellon pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Agreement” means, collectively, this Custody Agreement, any Exhibits hereto and any other documents incorporated herein by reference.

1

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY Mellon” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY Mellon accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to BNY Mellon, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY Mellon to Customer.

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by BNY Mellon to Customer from time to time.

“Instructions” means, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

2

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY Mellon.

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Oral Instructions” means, with respect to this Agreement, spoken instructions issued to BNY Mellon and reasonably believed by BNY Mellon to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY Mellon and Customer and which are from time to time delivered to or received by BNY Mellon and/or any Subcustodian for deposit in an Account.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement, including any Subsidiary of such portfolio. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.

“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY Mellon or a BNY Mellon Affiliate in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Subsidiary” has the meaning given such term in the recitals.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

3

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)	Customer hereby appoints BNY Mellon as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY Mellon hereby accepts such appointment. The Parties acknowledge and agree that BNY Mellon’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY Mellon has no obligation:

(i)	With respect to any Assets until they are actually received in an Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

(iii)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(iv)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.

(c)	Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY Mellon or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(d)	If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY Mellon or a BNY Mellon Affiliate.

2.2	Establishment of Accounts

(a)	BNY Mellon will establish and maintain a separate account for each Series in which BNY Mellon will hold Assets relating to the relevant Series as identified on Appendix I (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series. Securities held in the Accounts will be held in registered form in the name of BNY Mellon or one of its nominees and will be segregated on BNY Mellon’s books and records from BNY Mellon’s own property and any other customer’s property held by BNY Mellon.
4

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY Mellon with one or more written lists or other documentation acceptable to BNY Mellon certifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)	Except as otherwise expressly provided in this Agreement, BNY Mellon will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)	Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY Mellon and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)	BNY Mellon will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY Mellon.

(e)	All Instructions must include all information necessary, and must be delivered using such methods and in such format as BNY Mellon may require and be received within BNY Mellon’s established cut-off times and otherwise in sufficient time, to enable BNY Mellon to act upon such Instructions.

(f)	BNY Mellon may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or BNY Mellon’s operating policies and practices, in which event BNY Mellon will promptly notify Customer.

(g)	Customer acknowledges that while it is not part of BNY Mellon’s normal practices and procedures to accept Oral Instructions, BNY Mellon may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY Mellon in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY Mellon, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY Mellon’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY Mellon.
5

(h)	Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY Mellon and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY Mellon with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3	BNY Mellon Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY Mellon, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, unless and until BNY Mellon receives an Instruction specifically directing BNY Mellon not to take some or all of the following actions, including the following:

(a)	Receive income and other payments due to the Accounts; provided, however, that BNY Mellon will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)	Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY Mellon in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY Mellon;

(d)	Forward to Customer or its designee information (or summaries of information) that BNY Mellon receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)	Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY Mellon in its capacity as custodian. BNY Mellon will take no further action nor provide further notification related to the bankruptcy case;

(f)	Unless otherwise elected by Customer, and in accordance with BNY Mellon’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received on behalf of the Accounts;
6

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY Mellon’s performance under this Agreement; and

3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY Mellon and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with BNY Mellon’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY Mellon will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)	BNY Mellon will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY Mellon will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f- 5) until after BNY Mellon is informed, pursuant to such means as determined by BNY Mellon, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)	BNY Mellon will only utilize Subcustodians that have entered into an agreement with BNY Mellon or a BNY Mellon Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.

(c)	Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)	In connection with each Depository utilized by BNY Mellon that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY Mellon (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY Mellon.
7

(e)	Pursuant to Rule 17f-7 under the 1940 Act, with respect to each Foreign Depository, BNY Mellon will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. If the custody arrangement with any Foreign Depository no longer meets the foregoing requirements, the Customer’s assets maintained with the Foreign Depository must be withdrawn as soon as reasonably practicable under the circumstances and subject to prevailing settlement practices in the relevant market. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY Mellon, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).

(f)	Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY Mellon, a BNY Mellon Affiliate or the applicable Subcustodian, for its clients.

4.2	Liability for Subcustodians

(a)	BNY Mellon will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)	With respect to Assets held by a Subcustodian, BNY Mellon will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that BNY Mellon would have been liable to Customer under this Agreement if BNY Mellon had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Mellon Affiliate:

(i)	BNY Mellon’s liability will be limited solely to the extent resulting directly from BNY Mellon’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)	To the extent that BNY Mellon is not liable pursuant to Section 4.2(b)(i), BNY Mellon’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY Mellon in connection therewith).
8

4.3	Liability for Depositories

BNY Mellon will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository.

4.4	Use of Agents

BNY Mellon may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY Mellon from its obligations hereunder.

5.	CORPORATE ACTIONS

5.1	Notification

BNY Mellon will notify Customer or its designee of rights or discretionary corporate actions, proxies or other notices impacting Customer’s Securities that are held within an Account as promptly as practicable under the circumstances, provided that BNY Mellon has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY Mellon, BNY Mellon will have no responsibility or liability for failing to so notify Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY Mellon to act. In order for BNY Mellon to act, Customer must issue Instructions either: (a) using the BNY Mellon-generated form provided along with BNY Mellon’s notice under Section 5.1 or (b) if Customer is not using such BNY Mellon-generated form, clearly indicating, by reference to the options provided on such BNY Mellon-generated form, which action Customer is electing. Each such Instruction will be addressed as BNY Mellon may from time to time request and issued by such time as BNY Mellon will advise Customer or its designee.

5.3	Partial Redemptions, Payments, Etc.

BNY Mellon will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY Mellon or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY Mellon or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non- discriminatory manner that it customarily uses to make such selection.

9

6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Mellon Instructions to settle such transaction. Unless otherwise agreed by BNY Mellon and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY Mellon.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY Mellon with instructions from an Authorized Person, or shall otherwise ensure that sufficient immediately available funds or Securities, as applicable, are in the relevant Account by such time and date as is required to enable BNY Mellon to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs, which may include the delivery of Securities or Cash to a counterparty or its agents against, as applicable, the receipt of Securities or Cash in the future. Customer assumes full responsibility for all risks involved in connection with BNY Mellon’s delivery of Securities or Cash in accordance with such practices.

7.	TAX MATTERS

7.1	Tax Obligations

To the extent that BNY Mellon has received relevant and necessary information with respect to an Account, BNY Mellon will perform the following services with respect to Tax Obligations:

(a)	BNY Mellon (or the applicable Subcustodian) will apply, withhold and report appropriate amounts as BNY Mellon (in its capacity as custodian) or the applicable Subcustodian (in its capacity as subcustodian) is required to do under the relevant source country tax laws, and is authorized to debit the relevant Account in the amount of a Tax Obligation withheld and to pay such amount to the appropriate taxing authority;

(b)	BNY Mellon will, where appropriate and upon receipt of sufficient information, pursue claims for tax relief where (i) either a tax treaty or a source country’s domestic tax laws provide for favorable tax treatment with respect to an Asset as a result of the relevant Series’ status as a specific type of investor and/or residency status and (ii) the source country’s tax authorities have outlined the requirements and qualification criteria required to obtain such relief; and

(c)	BNY Mellon will forward to Customer or its designee information regarding Tax Obligations applicable to Customer that BNY Mellon receives in its capacity as custodian from third parties and that BNY Mellon reasonably believes would be useful to Customer or its designee in the submission of any reports or returns with respect to Tax Obligations.
10

7.2	Responsibility for Taxes

Customer will be responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto. Customer acknowledges and agrees that BNY Mellon and its Affiliates are not tax advisers and will not under any circumstances provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters.

7.3	Payments

Where BNY Mellon receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY Mellon is acting in an administrative or ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	CREDITS AND ADVANCES

8.1	Contractual Settlement and Income

BNY Mellon may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities, or any foreign exchange transaction effected in connection with this Agreement, prior to its actual receipt thereof. All such credits will be conditional until BNY Mellon’s actual receipt of such proceeds and may be reversed by BNY Mellon to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY Mellon has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible and not subject to any security interest, levy or other encumbrance.

8.2	Advances

If BNY Mellon receives an Instruction that, if processed, would result in an overdraft in an Account, BNY Mellon may, in its sole discretion, advance funds in any currency hereunder.

8.3	Repayment

If: (a) BNY Mellon has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY Mellon, Customer agrees to repay BNY Mellon (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency.

11

8.4	Securing Repayment

In order to secure repayment of Customer’s obligations and liabilities relating to a Series (whether or not matured) to BNY Mellon or any BNY Mellon Affiliate, whether or not relating to or arising under this Agreement, and without limiting BNY Mellon’s or such BNY Mellon Affiliate’s rights under applicable law or any other agreement, Customer hereby pledges and grants to BNY Mellon and such BNY Mellon Affiliate, and agrees BNY Mellon and such BNY Mellon Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s and such Series’ right, title and interest in and to the Account relating to such Series and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act) of BNY Mellon. Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to Customer, free and clear of all liens, claims and security interests (except as otherwise acknowledged in writing by BNY Mellon), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY Mellon of such priority security interest, including notifying third parties or obtaining their consent. BNY Mellon will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement. In this regard, BNY Mellon will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default.

8.5	Setoff
(a)	BNY Mellon has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations and liabilities (whether or not matured) of Customer relating to a Series to BNY Mellon or any BNY Mellon Affiliate. In addition to the rights of BNY Mellon or such BNY Mellon Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations relating to a Series to BNY Mellon or such BNY Mellon Affiliate, BNY Mellon will have the right to retain or set-off against any obligations relating to such Series any cash BNY Mellon or any BNY Mellon Affiliate may directly or indirectly hold with respect to such Series and any obligations (whether or not matured) that BNY Mellon or any BNY Mellon Affiliate may have with respect to such Series in any currency. Any such cash or obligation relating to a Series may be transferred to BNY Mellon and any BNY Mellon Affiliate in order to effect the above rights. BNY Mellon shall endeavor to provide reasonably contemporaneous notice to Customer in the event it exercises the rights contemplated by this Section 8.5.

(b)	Notwithstanding the foregoing, BNY Mellon shall not exercise its rights under this Section 9.5 with respect to any amounts owing to BNY Mellon pursuant to Section 13.1 and that are subject to a good faith dispute.
12

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1	Statements

(a)	BNY Mellon will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY Mellon, notify BNY Mellon of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY Mellon of any such exceptions or objections at any time; provided, however, that BNY Mellon will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period.

(b)	For each Business Day, BNY Mellon shall make available to the Customer through Electronic Access a daily report of (i) all deposits to and withdrawals from the Account for such Business Day and the outstanding balance as of the end of such Business Day, and (ii) a report of settled trades of Securities for such Business Day.

9.2	Books and Records

The books and records directly pertaining to the Accounts which are in the possession of BNY Mellon will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder applicable to BNY Mellon in connection with its provision of the custody services described in this Agreement. BNY Mellon will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Customer and its authorized representatives, including its auditor, will have the right, at Customer’s own expense and with reasonable prior written notice to BNY Mellon, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY Mellon’s normal business hours and will be subject to BNY Mellon’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY Mellon to Customer or its authorized representative.

9.3	Third Party Data

(a)	Customer acknowledges that BNY Mellon will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY Mellon is entitled to rely without inquiry on all Third Party Data provided to BNY Mellon hereunder (and all Instructions related to Third Party Data), and BNY Mellon makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY Mellon may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY Mellon to override its usual procedures and data sources or if BNY Mellon, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.
13

(b)	Although statements and reports provided by BNY Mellon hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY Mellon does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)	Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.

10.	DISCLOSURES

10.1	Required Disclosure

(a)	With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY Mellon to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY Mellon’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY Mellon to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)	With respect to certain Securities issued outside the United States, BNY Mellon may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 10, Customer agrees to supply BNY Mellon with any required information.

14

10.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY Mellon or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any rules or limitations that may apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY Mellon or such BNY Mellon Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account. Any such foreign exchange transactions will be governed by the relevant master netting agreement (e.g., an ISDA Master Agreement) in place between Customer and BNY Mellon or such BNY Mellon Affiliate, and such transactions will be secured by the Accounts and the Assets therein pursuant to Section 8.4 and subject to the setoff provisions of Section 8.5. In the event there is no such master netting agreement in place and a Series fails to settle or otherwise meet its obligations in respect of such foreign exchange transactions, BNY Mellon has the right to net all outstanding foreign exchange transactions between such Series and BNY Mellon or such BNY Mellon Affiliate for the purpose of ascertaining a single net obligation between the relevant parties, and to the extent such obligation is owed by a Series to BNY Mellon or a BNY Mellon Affiliate, such obligation will be secured by the relevant Account and the Assets therein pursuant to Section 8.4 and subject to the setoff provisions of Section 8.5.

10.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment options. Such investment options may be offered by a BNY Mellon Affiliate or by a client of BNY Mellon, and BNY Mellon may receive compensation therefrom. By making investment vehicles available, BNY Mellon and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY Mellon will have no liability for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

11.	REGULATORY MATTERS

11.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY Mellon to implement a customer identification program pursuant to which BNY Mellon must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY Mellon with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY Mellon to verify Customer’s identity. Customer acknowledges that BNY Mellon cannot establish an Account unless and until BNY Mellon has successfully performed such verification.

15

11.2	Sanctions; Anti-Money Laundering

(a)	Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY Mellon of Sanctions.

(b)	Customer acknowledges and agrees that, in connection with the services provided by BNY Mellon under this Agreement, each of Customer’s authorized participants is not a customer or joint customer with BNY Mellon. Customer (and not BNY Mellon) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its authorized participants under all Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each authorized participant, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each authorized participant to the appropriate law enforcement and regulatory authorities and to BNY Mellon where related to the services provided by BNY Mellon hereunder.

(c)	Customer will promptly provide to BNY Mellon such information as BNY Mellon reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti-money laundering and terrorist financing or Sanctions inquiries, including providing reasonable assistance with any BNY Mellon inquiry regarding matters referenced in this Section 11.2. and the sharing of information reasonably requested in connection herewith.

(d)	BNY Mellon may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY Mellon declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY Mellon will inform Customer as soon as reasonably practicable.
16

12.	COMPENSATION

12.1	Fees and Expenses

In consideration of BNY Mellon’s services provided hereunder, Customer will (a) pay to BNY Mellon the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by BNY Mellon from time to time upon thirty (30) days’ prior written notice to Customer and upon Customer’s consent) and (b) reimburse BNY Mellon for any out-of- pocket and incidental expenses incurred by BNY Mellon in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY Mellon within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting BNY Mellon’s other rights set forth in this Agreement, BNY Mellon may charge interest on overdue amounts at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency.

12.2	Other Compensation

(a)	Customer acknowledges that, as part of BNY Mellon’s compensation, BNY Mellon will earn interest on Cash balances held by BNY Mellon (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY Mellon’s compensation disclosures.

(b)	Where a processing error has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such processing error not occurred, any such gain will be solely for the account of BNY Mellon without any duty to report such gain to the Customer. Where a processing error has occurred under this Agreement that results in a loss, the Customer will be put in the same or equivalent position as it would have been in had such processing error not occurred.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	BNY Mellon

BNY Mellon represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY Mellon to this Agreement; and (d) it is qualified to act as a custodian pursuant to Section 17(f) of the 1940 Act.

13.2	Customer

(a)	Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement.
17

(b)	Customer represents, warrants and covenants that it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7(a)(1) under the 1940 Act.

(c)	Customer represents and warrants that it shall be solely responsible for compliance with Rule 17f-6 under the 1940 Act and that BNY Mellon shall have no duty, responsibility or obligation to Customer in respect of any such arrangements entered into by Customer pursuant to Rule 17f-6 and Customer further acknowledges and agrees that no Clearing Organization (as defined in Rule 17f-6(b)(1)) or Futures Commission Merchant (as define Rule 17f-6(b)(4) shall be a Subcustodian or Depository within the meaning given to such terms in this Agreement.

(d)	Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

14.	LIABILITY

14.1	Standard of Care

In performing its duties under this Agreement, BNY Mellon will exercise the standard of care and diligence that a professional custodian would in good faith observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market (“Standard of Care”). For the avoidance of doubt, any action, or inaction, on the part of BNY Mellon that constitutes negligence, bad faith, or willful misconduct shall be deemed a failure by BNY Mellon to perform its obligations under this Agreement in accordance with the Standard of Care.

14.2	Limitation of Liability

(a)	BNY Mellon’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY Mellon be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY Mellon has been advised of the possibility of such losses or damages).

(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY Mellon be liable for any losses or damages arising out of any of the following:
18

(i)	Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY Mellon’s reliance on Instructions;

(iii)	BNY Mellon’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)	For any matter with respect to which BNY Mellon is required to act only upon the receipt of Instructions, (A) BNY Mellon’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY Mellon acted upon such Instructions;

(v)	BNY Mellon receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vi)	Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency; or

(vii)	The insolvency of any Person, including a Subcustodian that is not a BNY Mellon Affiliate, Depository, broker, bank or counterparty to the settlement of a transaction or to a foreign exchange transaction, except as provided in Section 4.2.

(c)	If BNY Mellon is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY Mellon may obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY Mellon will not be liable for acting in accordance with such advice.

14.3	Force Majeure

BNY Mellon will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including acts of God, strikes or other labor disputes, work stoppages, acts of war, terrorism, general civil unrest, governmental or military actions, legal constraint or the interruption, loss or malfunction of utilities or communications or computer systems. BNY Mellon will promptly notify Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect.

19

14.4	Indemnification

Customer will indemnify and hold harmless BNY Mellon from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY Mellon, and will defend BNY Mellon against any third party claim, in each case arising out of or relating to BNY Mellon’s performance under this Agreement, except to the extent resulting from BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY Mellon in its successful defense of claims that are asserted by Customer against BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement. Any obligations of Customer under this Section 14.4 with respect to a particular Series will not be satisfied out of the assets of another Series.

15.	CONFIDENTIALITY

15.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY Mellon may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY Mellon, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and its and their service providers who are subject to confidentiality obligations comparable to those to which BNY Mellon is subject pursuant to this Agreement and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY Mellon may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY Mellon’s and its Affiliates’ reporting, research, product development and distribution and marketing purposes.

15.2	Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

20

16.	TERM AND TERMINATION

16.1	Term

The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

16.2	Termination

Each Party may terminate this Agreement with respect to one or more Series by giving to the counter-Party a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

16.3	Effect of Termination

Upon termination hereof, Customer will pay to BNY Mellon such compensation as may be due to BNY Mellon, and will reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder, through the date of termination. Upon termination hereof, the Customer shall also provide reasonable instructions to BNY Mellon concerning the transfer of custody of records, Assets and other items to a successor custodian, and BNY Mellon will follow such reasonable Instructions as Customer issues; provided that (a)  BNY Mellon will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY Mellon of its compensation, costs, expenses and other amounts to which it is entitled hereunder. In the event that Customer fails to give instructions to BNY Mellon concerning the transfer of Assets to a successor custodian and Assets remain in any Account after the date of termination hereof, BNY Mellon shall be entitled to reasonable compensation for such custody services for such period as BNY Mellon retains possession of such Assets and continues to provide such custody services, and the provisions of this Agreement relating to the duties and obligations of BNY Mellon and Customer shall remain in full force and effect.

16.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 0 (Liability); Section 15 (Confidentiality); Section 16.3 (Effect of Termination); Section 16.4 (Survival) and Section 17.4 (Governing Law/Forum).

21

17.	GENERAL

17.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to BNY Mellon’s approval and as an accommodation to Customer, BNY Mellon will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by BNY Mellon (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY Mellon’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a)  Customer will have no security entitlement against BNY Mellon with respect to Non- Custody Assets; (b) BNY Mellon will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY Mellon will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY Mellon’s books or set forth on account statements concerning Non-Custody Assets.

17.2	Assignment

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY Mellon may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Mellon Affiliate; or (b) to any successor to the business of BNY Mellon to which this Agreement relates, in which event BNY Mellon agrees to provide notice of such successor to Customer; provided further that any entity to which this Agreement is assigned by BNY Mellon without the prior written consent of Customer pursuant to a foregoing item (a) or(b) will satisfy the requirements for serving as a custodian for a registered investment company. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

17.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

17.4	Governing Law/Forum

(a)	The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention, except to the extent such laws are inconsistent with federal securities laws, including the 1940 Act, in which case such federal securities laws shall govern.

(b)	Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.
22

17.5	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY Mellon is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

17.6	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid. All notices given in accordance with this Section will be effective upon receipt.

17.7	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.8	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.9	Counterparts/Facsimile

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. This Agreement may also be executed and delivered by facsimile or email with confirmation of delivery and/or receipt.

17.10	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

23

17.11	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

17.12	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.13	Severability

If a court of competent jurisdiction determines that any provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement. In such case, the Parties will negotiate in good faith to replace each illegal or invalid provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

24

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		USCF ETF TRUST, on behalf of itself and each Series

By:	/s/ Robert Jordan	By:	/s/ John P. Love
Name:	Robert Jordan	Name: John P. Love
Title:	Director	Title: President
Date:	3/26/20	Date:

Address for Notice:		Address for Notice:

THE BANK OF NEW YORK MELLON		USCF ETF TRUST
240 Greenwich Street		1850 Mt. Diablo Boulevard, Suite 640
New York, NY 10286		Walnut Creek, CA 94596
Attention:	Justin Skeels	Attention: John P. Love, President

With a copy to: Daphne G. Frydman, Chief Legal Officer

USCF Cayman Commodity 2

By:	/s/ Stuart P. Crumbaugh
Name: Stuart P. Crumbaugh
Title: Director
Date:

Address for Notice:

USCF Cayman Commodity 2 c/o USCF ETF TRUST 1850 Mt. Diablo Boulevard, Suite 640 Walnut Creek, CA 94596 Attention: Stuart P. Crumbaugh, Director

Pursuant to Section 10.1(a):

☐ as beneficial owner, Customer OBJECTS to disclosure

☐ as beneficial owner, Customer DOES NOT OBJECT to disclosure

☐ Custodian will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY MELLON WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

APPENDIX I

USCF ETF Trust

Series

USCF SummerHaven SHPEI Index Fund

USCF SummerHaven SHPEN Index Fund

USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund

Subsidiary

USCF Cayman Commodity 2